EXHIBIT 99.1

     30DC ANNOUNCES ITS 10TH ANNUAL ONLINE TRAINING PROGRAM, THE CHALLENGE

Digital Success Bootcamp: How to Build a Successful Digital Business Starting From Scratch

New York, NY, November 03, 2014, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced that its annual 30 day Challenge (The Challenge) is underway for 2014. The Challenge provides comprehensive e-commerce training that was created for both new and experienced web entrepreneurs. It is one of the Internet's longest running online programs, and more then 260,000 people have participated since its inception.

The 2014 Challenge program will be delivered live during five weekly training webinars starting on Thursday, October 30, and continuing through November. Those who attend will be able to participate in Q&A sessions. Supporting
materials       will      be      available      for       participants       at
http://www.digitalsuccessbootcamp.com/live   throughout   the   length   of  The
Challenge.

Topics include:

     o    How to find profitable niches
     o    How to build your email list
     o    How to get traffic
     o    How to make more sales

Here is the webinar schedule for this year's Challenge webinar course:

Week 1: October 30, 7:30pm EST
Week 2: November 6, 7:30pm EST
Week 3: November 13, 7:30pm EST
Week 4: November 20, 7:30pm EST
Week 5: November 27, 7:30 pm EST

Those who miss the first week can still join The Challenge, because participants who are unable to attend a class may watch any recorded session later at a private online location. Prospective online entrepreneurs and content creators interested in starting a digital business can sign up for the 2014 Challenge at http://www.digitalsuccessbootcamp.com/land

Following the conclusion of the 2014 Challenge, the recorded sessions and supporting material will be packaged into a course titled "How to Build a Successful Digital Business Starting from Scratch" at a cost $497 for the entire program.

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About 30DC, Inc.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news

30DC Investor Relations Magazine

30DC Investor Relations Magazine is a free publication available in the Google Play Store and on Apple Newsstand by subscription only. The latest issue can be downloaded now via the following links:

Google:

https://play.google.com/store/apps/details?id=com.bdidfeidjj.ibbbdidfeidjj

Apple Newsstand:

https://itunes.apple.com/us/app/30dcir-mag/id737655178?mt=8

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" andother terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information:

Greg Laborde. 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com

Source: 30DC, Inc.